Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 31, 2010, in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-171032) and related Prospectus of Cooper-Standard Automotive Inc. for the registration of $450,000,000 of 8 1/2% Senior Notes due 2018.

/s/ Ernst & Young

Detroit, MI

December 21, 2010